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                                 EXHIBIT 99(c)
                                 -------------

                      GLOUCESTER COUNTY BANKSHARES, INC.
                               1100 Old Broadway
                        Woodbury, N.J.New Jersey 08096

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be Held January 24, 1996

To the Shareholders of
Gloucester County Bankshares, Inc.:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Gloucester County Bankshares, Inc. ("GCB") will be held at Ron Jaworski's Eagle's Nest Country Club, Woodbury - Glassboro Road, Deptford, New Jersey, on January 24, 1996, at 10:30 a.m. local time, for the following purposes:

            (1) To consider and vote upon a proposal to approve the merger (the "Merger") of GCB with and into Fulton Financial Corporation ("FFC"), a Pennsylvania bank holding company, in accordance with the terms of the Merger Agreement dated October 25, 1995, between GCB and FFC (a copy of which, without exhibits or schedules, is attached to the accompanying Proxy Statement/Prospectus as Exhibit A). In the Merger, each of the outstanding shares of Common Stock, par value $5.00 per share (the "Shares"), of GCB will automatically be converted into the right to receive a specified number of shares of FCC's Common Stock, all as more fully described in the accompanying Proxy Statement. Approval of the Merger will also constitute approval of an amendment to The Gloucester County Bankshares, Inc. 1992 Stock Option Plan, which extends the term during which members of the Board of Directors of GCB may hold stock options granted to them (a copy of which amendment is attached to the accompanying Proxy Statement/Prospectus as Exhibit D); and

            (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 11, 1995, as the record date for the Special Meeting. Only those persons who are record holders of GCB Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The attached Proxy Statement/Prospectus forms a part of this Notice and is incorporated herein by reference.

     THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK OF GCB ENTITLED TO VOTE THEREON WILL BE REQUIRED TO ADOPT THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF GCB WITH AND INTO FFC. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN AS SOON AS POSSIBLE THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

     Under Section 14A:11-1(1)(a)(i)(B) of the Business Corporation Act of the State of New Jersey, shareholders of GCB will not be entitled to dissent from the Merger and receive appraisal rights for, the "fair value" of their Shares. A summary of the provisions of Section 14A:11-1(1)(a)(i)(B) of the New Jersey Business Corporation Act is included in the accompanying Proxy Statement/Prospectus.

                                           By order of the Board of Directors

Woodbury, New Jersey
_______________, 1995                      Dale T. Taylor,
                                           Secretary